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                                                                  Exhibit 10 (a)


                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                     ---------------------------------------




         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of November 24, 1998 between Frisch's Restaurants, Inc., an Ohio corporation (the "Corporation"), and Craig F. Maier ("Maier").


                              W I T N E S S E T H:
                              --------------------


         WHEREAS, the Corporation and Maier are parties to that certain Employment Agreement dated as of May 8, 1995 pursuant to which the Corporation agrees to employ Maier and Maier agrees to serve the Corporation (the "Agreement"); and

         WHEREAS, the Corporation and Maier mutually desire to amend in part the Agreement, as further specified in this Amendment;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Maier agree as follows:

         A. Amendment. Paragraph 5(b) and Paragraph 5(c) of the Agreement are
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hereby amended, effective as of the date of this Amendment, to read in their entirety as follows:

                  (b) Incentive Compensation. In addition to the compensation
                      -----------------------
         provided in the foregoing subparagraph (a), the Corporation shall pay Maier Incentive Compensation for each year in which the pre-tax earnings of the Corporation equal or exceed four percent (4%) of the Corporation's sales for such year. Pre-tax earnings and sales shall be the amounts reported to shareholders in the Corporation's annual report (exclusive of any amounts included in sales and/or earnings arising out of the Corporation's investment in the Cincinnati Reds), but pre-tax earnings shall be computed without taking this Incentive Compensation into consideration. The amount of the Incentive Compensation shall be:
         (i) one and one-half percent (1.5%) of the Corporation's pre-tax earnings (as determined above) if such pre-tax earnings equal or exceed four percent (4%) (but are less than five percent (5%)) of the Corporation's sales for such year (provided however that the amount of Incentive Compensation shall be reduced if necessary so that the Corporation's pre-tax earnings, after reduction for Incentive Compensation, shall not be less than four percent (4%) of the Corporation's sales for such year); and (ii) three percent (3%) of the Corporation's pre-tax earnings (as determined above) to the extent that such pre-tax earnings equal or exceed five percent (5%) of the Corporation's sales for such year (provided however that the amount of Incentive Compensation shall be reduced if necessary to one and one-half percent (1.5%) of such pre-tax earnings only to the extent that payment the Incentive Compensation reduces the Corporation's pre-tax earnings below five percent (5%) of the Corporation's sales for such year and provided further that the amount of Incentive Compensation shall be further reduced if necessary so that the Corporation's pre-tax earnings, after reduction for Incentive Compensation, shall not be less than four percent (4%) of the Corporation's sales for such year). Eighty percent (80%) of such Incentive Compensation shall be paid in cash and twenty percent (20%) shall be paid in shares of the Corporation's common stock. The number of shares allocated to Maier shall be determined by dividing the amount of Incentive Compensation to be paid in shares by the "Average Value" of the Corporation's common shares during the year for which the Incentive Compensation has been earned. The "Average Value" of the Corporation's shares for any year shall be the mean between the highest price at which shares were traded during such year and the lowest price. Example: In the fiscal year beginning May __, 1998, the Corporation has sales of $160,000,000 and pre-tax earnings (before calculation of Maier's Incentive Compensation) of $8,200,000. Since earnings exceed four percent (4%) of sales, Maier has earned Incentive Compensation, and since earnings



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

                                                                   Exhibit 10(a)


         exceed five percent (5%) of sales, Maier has earned Incentive Compensation on that portion of earnings exceeding five percent (5%) of sales at the higher rate of three percent (3%) of the Corporation's pre-tax earnings. Three percent (3%) of pre-tax earnings equals $246,000. However, if Maier is paid $246,000 it will reduce pre-tax earnings below five percent (5%) of sales. Maier's Incentive Compensation at the higher three percent (3%) of the Corporation's pre-tax earnings rate is limited to $200,000. The remaining balance of $46,000 which would reduce the Corporation's pre-tax earnings below five percent (5%) of sales is paid at one-half the higher rate (i.e., one and one-half percent (1.5%) rather than three percent (3%)) and therefore reduces such remaining balance payable to Maier to $23,000. As a result, Maier's Incentive Compensation totals $223,000 (the sum of $200,000 and $23,000). Since payment of $223,000 to Maier does not result in the Corporation's pre-tax earnings falling below four percent (4%) of sales (i.e., $6,400,000), the full $223,000 is due to Maier.
         Eighty percent (80%) or $178,400 is payable in cash. Twenty percent (20%) or $44,600 is payable in the Corporation's shares. During the fiscal year beginning May __, 1998 the Corporation's shares traded at a high price of $20 and a low price of $10. The mean price is $15 per share. Maier therefore receives an award of 2,973 shares ($44,600 divided by $15 per shares = 2,973 shares).

                  The shares granted as Incentive Compensation will not be registered under the Securities Act of 1933, as amended, and each stock certificate will bear the following legend or one similar thereto: "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

                  (c) Stock Options. In any year in which Maier earns Incentive
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         Compensation, the Corporation shall also grant stock options to him.
         The number of options awarded shall be calculated as the total amount of Maier's Incentive Compensation divided by the "Average Value" of the Corporation's shares as determined in paragraph 5(b), multiplied by two. The exercise price of the options shall be the market price of the Corporation's shares on the date of the options are granted. The options shall expire ten (10) years from the date of grant. All options shall be granted under the Frisch's Restaurants, Inc. 1993 Stock Option Plan or any successor plan and shall be subject to all the terms and conditions contained therein. In the event that in any year the Corporation does not have a stock option plan in force, no grant of options shall be made under this provision. If in any year there are insufficient authorized ungranted options under the then existing stock option plan, the grant to Maier shall not exceed the number of available ungranted options. Example: using the same facts as contained in paragraph 5(b), the Corporation would grant Maier options to purchase 29,732 shares (223,000 divided by $15 = 14,866 x 2 = 29,732).
         The exercise price would be the market price of the Corporation's stock on the date of grant.

         B. Miscellaneous. As amended by this Amendment, the Agreement shall
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remain in full force and effect, and all references to the Agreement shall mean the Agreement, as amended hereby.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed in its corporate name by Ronald E. Heineman, its Vice President, Human Resources, thereunto duly authorized by its Board of Directors, and Craig F. Maier has executed this Amendment, each as of the date first set forth above.

                                      FRISCH'S RESTAURANTS, INC.


                                      By: Frisch's Restaurants, Inc.
                                         ---------------------------------------
                                      Name: /s/ Ronald E Heineman
                                           -------------------------------------
                                              Ronald E. Heineman
                                      Title:   Vice President - Human Resources
                                            ------------------------------------


                                                   /s/ Craig F. Maier
                                      ------------------------------------------
                                                     Craig F. Maier



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